Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated May 14, 2012, with respect to the consolidated financial statements of Trimaran Advisors, L.L.C. and affiliates as of December 31, 2011 and 2010, and the related consolidated statements of operations, cash flows and members’ equity for each of the three years ended December 31, 2011, included in the Form 8-K/A (File No. 814-00735) of Kohlberg Capital Corporation dated May 14, 2012. We hereby consent to the incorporation by reference of the said report in the registration statements of Kohlberg Capital Corporation on Form S-8 (File Nos. 333-175838 and 333-151995) and the inclusion of said report in the Form 8-K/A of Kohlberg Capital Corporation.

/s/ GRANT THORNTON LLP

New York, New York

May 14, 2012